Exhibit 107
Calculation of Filing Fee Table
Form S-4
(Form Type)
Southern States Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $5.00 per share	457(f)(2)	1,068,877	N/A	$16,662,212.53	0.0001476	$2,459.34
Total Offering Amounts					$16,662,212.53		$2,459.34
Total Fee Offsets							—
Net Fee Due							$2,459.34
(1)This registration statement relates to the registration of the maximum number of shares of common stock, par value $5.00 per share, of the registrant (the “Southern States common stock”) estimated to be issuable by the registrant in connection with the merger and the other transactions described in the enclosed proxy statement/prospectus and the Agreement and Plan of Merger, dated as of February 27, 2024 (the “Merger Agreement”), by and among the registrant, and CBB Bancorp, a Georgia corporation (“CBB”).
(2)Represents the maximum number of shares of Southern States common stock estimated to be issuable upon completion of the merger based upon an estimate of the maximum number of shares of common stock of CBB, par value $0.01 per share (“CBB common stock”), outstanding as of March 31, 2024.
(3)Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(f)(2) under the Securities Act. CBB is a private company, and no market exists for its common stock. The maximum aggregate offering price has been calculated as (i) the aggregate book value of CBB common stock, computed as of March 31, 2024, which is $21,539,498.28, or $31.23 per share of CBB common stock outstanding as of March 31, 2024 minus (ii) $4,877,285.75, the maximum amount of cash to be paid by the registrant in connection with the merger and the other transactions described in the enclosed proxy statement/prospectus and the Merger Agreement.
The maximum amount of cash to be paid by the registrant was calculated as (i) 106,887.7, representing the amount of CBB common stock outstanding as of March 31, 2024 multiplied by 10%, the maximum percentage of shares of CBB common stock outstanding as of such date that may elect to receive cash pursuant the Merger Agreement, multiplied by (ii) $45.63, the amount to be paid by the registrant for each share of CBB common stock pursuant to the Merger Agreement.